Investor Information
Sales Update
September 24, 2007
( % change versus PY )	July & August 2007	Commentary
		Underlying growth of +11% on
		increases across most business
		segments (Equipment & Energy segment
		flat). Currency +2%, acquisitions
Consolidated Sales	15%	+2% .
		Sales increased on strong demand in
		Asia and improved pricing across all
		regions. Currency +4%, acquisitions
Merchant Gases	20%	+5%.
		Sales increased mainly due to new
		plants and higher loading. Currency
		+2%, acquisitions +2% and higher
Tonnage Gases	20%	natural gas pricing +1%.
		Sales growth remains strong driven by
		underlying industry growth. As
Electronics and Performance Materials	8%	expected, strong Electronics
Specialty Materials and Tonnage sales
were partially offset by weaker
Equipment sales. Performance
Materials has benefited from growth
in all major product lines. Currency
		+2%.
Healthcare	6%	Sales increased due to underlying strength in our European homecare business and currency +4%.
Note: We are providing this information at the request of financial analysts and investors who have indicated
that it would assist them in understanding recent business trends at Air Products. This information is based on current estimates and data that we believe in our judgment to be reliable. Please keep in mind that sales are not the only factors that determine future financial performance. Many other factors including raw material, energy, distribution and overhead costs and other price changes also influence results.